EXHIBIT 10.140

MANAGEMENT SERVICES AGREEMENT

THIS MANAGEMENT SERVICES AGREEMENT (“Agreement”) is made and entered into as of June 16, 2002 (the “Effective Date”), by and between OptimumCare Corporation, a Delaware Corporation (“Manager”), and La Palma Intercommunity Hospital (“Client”). This Agreement is made with reference to the following facts:

A.	Client is licensed to operate a psychiatric inpatient and outpatient hospitalization program which is located at 7901 Walker Street, La Palma, CA 90623.

B.	Manager is experienced in marketing and unit management in connection with mental health care services and possesses the skills and experience necessary to provide such marketing and unit management services for and to the Client.

C.	Client desired to retain Manager, and Manager desires to be retained, on the terms and conditions set forth in this Agreement.

The parties agree as follows:

1.	MANAGER’S RESPONSIBILITIES:

Client hereby retains Manager, and Manager hereby accepts and agrees to such retention, on the terms and conditions set forth in this Agreement.

1.1.	Responsibilities. Manager shall provide unit management services and provide community outreach services to the Client in accordance with this Agreement (the Services”) as mutually agreed by Manager and Client. The Services shall include the following management services and community outreach activities to market the Client in the service area:

1.1.1 Manager shall provide, at Manager’s expense, one Community Liaison to Market the Client’s service with the intent of maximizing utilization of the Client’s service. Community Liaison shall work within the service area with the purpose of providing community outreach in order to market the service. The Client shall have the right to approve the individual selected

1.1.2 Manager shall provide, at Manager’s expense, one Program Administrator experienced in management of partial and inpatient hospitalization programs. The Client shall have the right to approve the individual selected

1.2.	Level of Service. Manager will perform the Services in accordance with its policies and procedures and any other policies and procedures that may be established from time to time by mutual agreement.

2.	COMPENSATION:

As compensation for the Services, Client shall pay Manager the following:

2.1	Compensation. Client shall pay Manager a monthly fee of Twenty-Five Thousand Dollars ($25,000) for the Services performed by Manager (“Management Fee”). On or before eighth (8th) working day of each month, Manager shall send Client an invoice for the Management Fee. Client shall pay such invoices before the end of the day of the 15th of the month in which the invoice was received. Client shall pay Manager interest calculated at the current prime rate plus one percent (1%) on all delinquent Management fees. In the event Client fails to pay the Management Fee when due, Manager may immediately cease providing Services.

2.2	Reports. Upon Client’s request, Manager shall prepare and submit a report of the specific nature of Services provided by Manager.

3.	FACILITY RESPONSIBILITIES:

Client shall provide the following to Manager for the term of this Agreement:

3.1	Office space as reasonably required by Manager.

3.2	Office equipment as reasonably required by Manager, including, without limitation telephone service and a personal computer and modem meeting Manager’s specifications.

3.3	Clerical and secretarial services as reasonably required by Manager.

3.4	Office supplies as reasonably required by Manager.

4.	TERM AND TERMINATION:

4.1	Term. The term of this Agreement shall commence at 12:01 a.m. on the effective date and shall continue for a term of one (1) year, unless sooner terminated in accordance with the provisions of this Agreement. Thereafter, this Agreement shall renew for consecutive one (1) year terms unless a party gives the other party written notice of its intention not to renew this Agreement at least ninety (90) days before the expiration of the current term.

4.2	With Cause Termination. A Party may terminate this Agreement immediately for cause upon delivery of written notice to the other party. For purposes of this

Agreement, “cause” means that any of the following events occurred:

(a)	A party has defaulted in the performance of a material obligation under this Agreement for a period of 30 days after delivery of written notice to the other party specifying in detail the nature of the default; provided however, that if the Client defaults in the payment of the Management Fee, the period shall be five (5) days.

The parties agree to the aforementioned Consulting Agreement, and all of its terms and conditions. Both parties hereby signify their agreement by affixing their duly authorized signatures.

For La Palma Intercommunity Hospital

Paul Wafer, Chief Executive Officer

For OptimumCare Corporation

Edward A. Johnson, Chairman of the Board & CEO